Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2011, relating to the consolidated financial statements and financial statement schedule of SFN Group, Inc., and the effectiveness of SFN Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SFN Group, Inc. for the year ended December 26, 2010, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

August 26, 2011